Davis Series, Inc.
File Number 811-02679
For the period ending 12/31/2017

Series 4  Davis Financial Fund

Item 77C

Special Meeting of Shareholders


The Fund held a Special Meeting of Shareholders on Tuesday,
October 18, 2017 for the following purposes: Approval of changing the classification of the Fund from a diversified fund to a non-diversified fund, as such terms are defined in the Investment Company Act of 1940 (the 1940 Act).
The shareholder meeting results are as follows:


			Number of Shares(1)
		For		Against		Abstain(2)	Uninstructed(2)
Proposal  	8,961,895 	326,583 	191,714 	3,379,625



(1) Excludes fractional shares.
(2) Uninstructed shares (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other person entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) were treated as shares that were present at the meeting for purposes of establishing a quorum, but had the effect of a vote against the Proposals. Uninstructed shares are sometimes referred to as broker non-votes. Abstentions were also treated in this manner.